Exhibit 16.1

December 6, 2023

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Inception Growth Acquisition Limited under Item 4.01 Change in Registrant’s Certifying Accountant section of its Form 8-K dated December 1, 2023. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Inception Growth Acquisition Limited contained therein.

Very truly yours,

/s/ Marcum LLP
Marlton, New Jersey